QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Press Release

CONTACT:	Tricia Haugeto Array BioPharma Inc. (303) 386-1193 thaugeto@arraybiopharma.com

ARRAY BIOPHARMA REPORTS FINANCIAL RESULTS FOR THE
THIRD QUARTER OF FISCAL 2004

        Boulder, Colo., (May 3, 2004)—Array BioPharma Inc. (NASDAQ: ARRY) today reported financial results for the third quarter of fiscal 2004, ended March 31, 2004.

        During the third quarter of fiscal 2004, Array reported total revenue of $9.7 million, compared to $8.0 million during the same period in fiscal 2003. Revenue increased due to recognizing a portion of the up front payments from the out-licensing agreements initiated in December 2003 with AstraZeneca and Genentech. Net loss was $9.7 million, or ($0.34) per share, for the third quarter, which includes a $5.6 million non-cash charge, or ($0.20) per share, to reduce the carrying value of our chemical compound inventories. For the comparable quarter in fiscal 2003, we had a net loss of $6.1 million, or ($0.22) per share. Array ended the third quarter of fiscal 2004 with $37.1 million in cash and marketable securities.

        "During the quarter, Array received clearance from the FDA to initiate a Phase I clinical trial for our lead cancer compound, ARRY-142886," said Robert E. Conway, Chief Executive Officer, Array BioPharma. "We expect ARRY-142886 to enter Phase I prior to the end of our fiscal year, demonstrating our ability to rapidly advance high quality clinical candidates. We are continuing to build a strong pipeline of orally active drug candidates focused on cancer and inflammatory disease."

        During the third quarter of fiscal 2004 Array:

  •
  Received clearance from the Food & Drug Administration to initiate a Phase I clinical trial for ARRY-142886 (AZD6244), a novel MEK inhibitor discovered by Array and out-licensed to AstraZeneca.

  •
  Presented preclinical results for ARRY-142886 at the 95th Annual Meeting of the American Association for Cancer Research.

  •
  Progressed development of additional proprietary programs aimed at four targets, EGFR/ErbB-2 (dual inhibitor program), ErbB-2, p38 and MEK (inflammation), which are in preclinical testing, for oncology and inflammation indications. Given satisfactory results, Array anticipates nominating a clinical candidate and initiating GLP toxicology testing from one or more of these programs during 2004.

  •
  Invested additional resources in other proprietary programs that are in lead generation with the expectation of moving several programs into lead optimization in 2004.

  •
  Appointed S. Gail Eckhardt, M.D. and Randall K. Johnson, Ph.D., to Array's Scientific Advisory Board, providing Array with strong oncology expertise.

        Subsequent to the third quarter of fiscal 2004 Array:

  •
  Appointed Douglas E. Williams, Ph.D., to Array's Board of Directors. Dr. Williams brings over 15 years of senior level biotechnology management experience to Array's Board. He currently serves as Seattle Genetics' Chief Scientific Officer and Executive Vice President of Research and

  Development, and is a member of their Board of Directors. Previously, Dr. Williams served at Immunex Corporation as Executive Vice President, Chief Technology Officer and a member of Immunex's Board of Directors.

  •
  Commenced a drug discovery collaboration with Takeda Chemical Industries, Ltd. to create a series of small molecule drug leads against a Takeda target. Takeda will pay fees to Array based on the number of Array scientists working on the research phase of the agreement. Array will be entitled to receive success payments based on reaching certain development milestones and royalties based upon the sales of products resulting from the collaboration.

        "We were pleased to meet the consensus estimates for revenue and earnings per share from operations for the third quarter," said Michael Carruthers, Chief Financial Officer, Array BioPharma. "Today, two-thirds of Array's scientific resources are devoted to our proprietary research and staffing out-licensing deals and we expect to continue our evolution to a drug discovery company. Primarily as a result of this shift, we elected to write down the value of our inventories by increasing the reserves for our Lead Generation Library and Optimer® building block compounds."

        Array also reported revenue of $24.5 million for the nine-month period ended March 31, 2004, compared to revenue of $28.0 million for the same period in fiscal 2003. Net loss for the nine months ended March 31, 2004, was $21.9 million, or ($0.77) per share, compared to a net loss of $10.2 million, or ($0.37) per share, reported in the same period in fiscal 2003.

        Array will hold a conference call on Tuesday, May 4, 2004, at 9:00 a.m. eastern time to discuss these results. If there is any additional information provided during this call, it will be available on a replay of the call and as a web cast on www.arraybiopharma.com. Robert E. Conway, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

CONFERENCE CALL INFORMATION

Date:	Tuesday, May 4, 2004
Time:	9:00 a.m. eastern time
Toll-Free:	(800) 210-9006
Toll:	(719) 457-2621
Pass Code:	484222
Web Cast:	www.arraybiopharma.com

        There will be a replay of the conference call for one week, which can be accessed in the United States by dialing toll-free (888) 203-1112, and outside the United States (719) 457-0820. The access code is 484222. Replay of the call will also be available as a web cast on Array's web site at www.arraybiopharma.com.

About Array BioPharma:

        Array BioPharma is creating the next generation of orally active drugs by integrating the latest advances in chemistry, biology and informatics. Our drug development pipeline is focused primarily in cancer and inflammatory disease and includes many promising small molecule drugs that affect disease pathways with well-validated targets. Array also collaborates with leading pharmaceutical and biotechnology companies to invent and optimize drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement:

        This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the fiscal year ended June 30, 2003, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to collaborate with and fund third parties to in-license drug candidates for their product pipelines and on their drug discovery activities, the ability of our collaborators and of Array to meet drug discovery objectives tied to milestones and royalties, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, and our ability to attract and retain experienced scientists and management. We are providing this information as of May 3, 2004. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

Array BioPharma Inc.
Condensed Statement of Operations
(in thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Revenue
Collaboration revenue	$7,667	$7,744	$21,585	$26,980
License, royalty and milestone revenue	2,021	283	2,893	1,053

Total revenue	9,688	8,027	24,478	28,033
Costs and expenses
Cost of revenue*	6,045	5,754	16,076	17,424
Provision for excess inventory	5,616	—	5,616	—
Research and development expenses:
for collaborations*	2,435	2,999	6,886	7,182
for proprietary drug discovery	3,511	3,014	12,108	7,476
Selling, general and administrative expenses*	1,912	2,545	5,990	6,832

Total operating expenses	19,519	14,312	46,676	38,914

Loss from operations	(9,831)	(6,285)	(22,198)	(10,881)
Interest income	99	172	268	659

Net loss	$(9,732)	$(6,113)	$(21,930)	$(10,222)

Basic and diluted net loss per share	$(0.34)	$(0.22)	$(0.77)	$(0.37)

Number of shares used to compute per share data	28,601	27,930	28,416	27,735

*Includes compensation related to option grants
Cost of revenue	$241	$265	$733	$795
Research and development for collaborations	161	177	489	530
Selling, general and administrative expenses	129	134	387	402

Total	$531	$576	$1,609	$1,727

Summary Balance Sheet Data
(in thousands)

	March 31, 2004	June 30, 2003
	(unaudited)
Cash, cash equivalents and marketable securities	$37,142	$34,130
Inventories, net	4,137	9,065
Property, plant and equipment, gross	56,011	53,939
Working capital	23,906	39,453
Total assets	78,095	83,830
Stockholders' equity	58,249	77,714

###

QuickLinks

ARRAY BIOPHARMA REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER OF FISCAL 2004